Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan of our reports dated July 31, 2023, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 29, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Iselin, New Jersey
October 20, 2023